EXHIBIT 23.2

Thacher Proffitt & Wood LLP
Two World Financial Center
New York, NY 10281
(212) 912-7400
Fax: (212) 912-7751
www.tpw.com

July 31, 2008

State Bancorp, Inc.
Two Jericho Plaza
Jericho, NY 11753

Re:	Employment Agreement between State Bancorp, Inc., State Bank of Long Island and Thomas M. O’Brien

Ladies and Gentlemen:

We have acted as special counsel for State Bancorp, Inc., a New York corporation (the “Corporation”), in connection with the filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), with respect to 248,357 shares of its common stock, par value $5 per share (the “Shares”), 83,612 of which were issued (the “Issued Shares”) in connection with, and 164,745 of which are issuable in the future (the “Issuable Shares”) upon exercise of stock options granted pursuant to, an employment agreement that was made and entered into on November 6, 2006 and amended as of December 10, 2007, between the Corporation, State Bank of Long Island and Thomas M. O’Brien (the “Employment Agreement”).  In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States and the corporate law of the State of New York.

We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments, and we have examined such matters of law, as we have deemed necessary or advisable for purposes of this opinion.  As to matters of fact, we have examined and relied upon the Employment Agreement described above and, where we have deemed appropriate, representations or certificates of officers of the Corporation or public officials.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that the Shares which are being registered pursuant to the Registration Statement have been duly authorized and that, the Issued Shares are, and the Issuable Shares when issued in accordance with the terms of the Employment Agreement will be, validly issued, fully paid and non-assessable.

In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of “doing business” or securities or “blue-sky” laws of any jurisdiction (except federal securities law).

This opinion is given solely for the benefit of the Corporation and purchaser of shares under the Employment Agreement, and no other person or entity is entitled to rely hereon without express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our Firm’s name therein.

Very truly yours, /s/ Thacher Proffitt & Wood llp